Exhibit 10.4
UST INC.
OFFICERS’ SUPPLEMENTAL RETIREMENT PLAN
409A Document
(January 1, 2005 Restatement, as Amended Through September 2008)

UST INC
OFFICERS’ SUPPLEMENTAL RETIREMENT PLAN
409A Document
(January 1, 2005 Restatement, as Amended Through September 2008)
In order to provide additional retirement benefits for certain officers (“Eligible Employees”) of the Company whose anticipated pension under the Company’s qualified retirement plan is deemed not to be commensurate with their current earnings or responsibilities, the Board of Directors of the Company (the “Board”) has authorized the establishment of this Officers’ Supplemental Retirement Plan (the “Plan”) as set forth below. The Board authorized the adoption of the Plan effective as of November 20, 1980; has authorized a subsequent amendment and restatement of the Plan, effective as of January 1, 1984; has authorized a further amendment and restatement of the Plan, generally effective as of May 5, 1987, to reflect certain recent corporate changes; has authorized a further amendment and restatement of the Plan, effective as of February 1, 1985, which change the Plan’s eligibility and participation requirements; has authorized a further amendment and restatement of the Plan, effective as of September 27, 1988, which contain additional change-in-control provisions; has authorized a further amendment and restatement of the Plan, effective as of January 1, 1989, and adopted on March 22, 1989, which contain technical provisions relating to the Company’s Benefit Restoration Plan; has authorized a further amendment and restatement of the Plan, effective as of July 1, 1991, and adopted on June 27, 1991, which further change the Plan’s eligibility requirements and add provisions regarding medical benefits; has authorized a further amendment and restatement of the Plan, effective as of December 1, 1992, which contain technical revisions to Sections 3(a)(ii), 3(b)(ii) and 3(c)(ii) and expand the definition of “Company”; has authorized a further amendment and restatement of the Plan, effective as of September 22, 1994, which expands the definition of “Compensation”; has authorized a further amendment of the Plan, effective as of March 25, 1999, which further changes the Plan’s participation requirements and which provides for forfeiture of benefits under the Plan in connection with a termination for “cause”; has authorized a further amendment, effective as of January 1, 2001, to revise the actuarial assumptions to be applied in the determination of the present value of benefits payable under Section 8 of the Plan, and to revise the amount of both the total benefit and the offset in the calculation of any benefit payable under Section 3 of the Plan, and to provide for a lump sum payment for all retirees in the event of a change-in-control; and has authorized a further amendment and restatement of the Plan, effective as of January 1, 2003 to incorporate all prior amendments and to freeze the benefits provided by Section 9 of the Plan Medical Benefits and make such benefits available solely to Participants who have a vested benefit under the Plan as of January 1, 2003.
Effective January 1, 2005, the terms of the Plan became set forth in two separate plan documents. The first plan document consists of the Plan as originally effective on November 20, 1980 and as subsequently amended through October 3, 2004; that plan document applies to all benefits under the Plan that were earned and vested on or before December 31, 2004. The second plan document – the 409A document set forth in this document – applies to all benefits under the Plan that are earned or vested after December 31, 2004.

1. Definitions
(a) Except as otherwise expressly provided herein, or as otherwise required by the context, all words and phrases used herein which are defined in the UST Inc. Retirement Income Plan for Salaried Employees (the “RIP”) shall have the same meaning as in the RIP.
(b) “Accrued Benefit” shall mean the Normal Retirement Income, in the form of a life annuity, accrued under the RIP, to commence on a Participant’s Normal Retirement Date, determined as of any date on or before such Participant’s Retirement Date, which is equal to his Normal Retirement Income computed under the RIP up to any such date, including any amount payable under the Company’s Excess Retirement Benefit Plan, the Company’s Benefit Restoration Plan or, with respect to an individual who becomes a Participant on or after January 1, 2001, any other defined benefit pension plan, regardless of whether said plan is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, maintained by the Company or any Affiliated Company. For purposes of the preceding sentence, the Normal Retirement Income under the RIP and the amounts payable under the Company’s Excess Retirement Benefit Plan and the Benefit Restoration Plan shall be determined without regard to any offset determined under Section 4.8 of the RIP.
(c) “BRP 409A Benefit” means the portion of a Participant’s Section 409A Benefits that accrue under the UST Inc. Benefit Restoration Plan.
(d) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. All references herein to particular Code sections shall also refer to any successor provisions and shall include all related regulations, interpretations and other guidance.
(e) “Compensation” shall mean the monthly salary paid by the Company or, with respect to an individual who becomes a Participant on or after January 1, 2001, paid by an Affiliated Company to the Participant, plus 25% of any amount paid to the Participant in any month under the Company’s Incentive Compensation Plan (or successor thereto). “Final Compensation” shall mean the monthly salary paid by the Company or, with respect to an individual who becomes a Participant on or after January 1, 2001, paid by an Affiliated Company to the Participant during the consecutive twelve-month period ending on the date of Retirement (or the last day of the immediately preceding month if Retirement shall not be on the last day of a month), plus 25% of the largest Incentive Compensation Plan bonus paid, in whole or in part, to the Participant after the Participant’s Retirement.
(f) “Company” shall mean (i) prior to May 5, 1987, United States Tobacco Company, (ii) after May 4, 1987, and prior to February 1, 1988, UST Inc., (iii) on and after February 1, 1988, and prior to January 1, 1993, UST Inc., United States Tobacco Company, UST Enterprises Inc., and International Wine & Spirits Ltd., and (iv) on and after January 1, 1993, UST Inc., United States Tobacco Company, UST Enterprises Inc., International Wine & Spirits Ltd. and UST International Inc.
(g) “Eligible Employee” shall mean:
(i)	any individual who is an Officer of the Company on November 20, 1980,

(ii)	any individual who is an Officer of the Company on May 4, 1987, or

(iii)	any other individual who becomes an Officer after May 4, 1987.

(h) “ERP 409A Benefit” means the portion of a Participant’s Section 409A Benefit accrued under the UST Inc. Excess Retirement Benefit Plan.
(i) “FICA Amount” means the Participant’s share of the Federal Insurance Contributions Act (FICA) tax imposed on the Total Benefit of the Participant under Code Sections 3101, 3121(a) and 3121(v)(2).
(j) “Nonqualified Plans” means collectively the UST Inc. Benefit Restoration Plan, the UST Inc. Officers’ Supplemental Retirement Plan, and the UST Inc. Excess Retirement Benefit Plan.
(k) “Officer” shall mean an officer of the Company, including, as of July I, 1991, an assistant officer, who is elected by the Board of Directors of the Company.
(l) “Participant” shall mean an Eligible Employee who meets the requirements for participation set forth in Section 2 hereof.
(m) “Plan” shall mean the UST Inc. Officers’ Supplemental Retirement Plan; except where the context indicates to the contrary, any reference herein to the “Plan” shall be a reference to the terms of the Plan as set forth in this 409A Document, as it may be amended from time to time.
(n) “Retirement” shall mean termination of a Participant’s employment with the Company (or any subsidiary or affiliate of the Company) for any reason, provided, however, that such termination must comply with the definition of “Separation from service”, as defined in Section 1 of this Plan.
(o) “Section 409A Benefit” means the portion of a Participant’s Total Benefit that accrues or becomes vested after December 31, 2004.
(p) “Separation from Service” means a Participant’s separation from service with the Company, within the meaning of Code Section 409A(a)(2)(A)(i). The term may also be used as a verb (i.e., “Separates from Service”) with no change in meaning. Notwithstanding the preceding sentence, a Participant’s transfer to an entity owed 20% or more by the Company will not constitute a Separation of Service to the extent permitted by Code Section 409A.
(q) “Single Life Annuity” means a level monthly annuity payable to a Participant for his life only, with no survivor benefits to any person (including but not limited to any spouse).
(r) “SOP 409A Benefit” means the portion of a Participant’s Section 409A Benefits accrued under the UST Inc. Officers’ Supplemental Retirement Plan.
(s) “Total Benefit” means the sum of a Participant’s benefits under the UST Inc. Benefit Restoration Plan, the UST Inc. Officers’ Supplemental Retirement Plan and the UST Inc. Excess Retirement Benefit Plan.

2. Participation
Effective as of March 25, 1999, each individual who became an Eligible Employee on or after February 1, 1988 and who has (a) attained the age of 55, (b) completed at least 10 Years of Service, and (c) completed at least 5 Years of Service as an Officer shall become a Participant under the Plan, and shall remain a Participant hereunder until his Retirement; provided, however, that such Eligible Employee must be an Officer at or after the time he satisfies the requirements of clauses (a) and (b) of this sentence; and further provided, however, that for purposes of clause (c) of this sentence, Years of Service shall include service rendered as an assistant officer prior to July 1, 1991.
Each individual who became an Eligible Employee on or after February 1, 1988 and who, prior to March 25, 1999, has (a) attained the age of 50, (b) completed at least 10 Years of Service, and (c) completed at least 5 Years of Service as an Officer shall become a Participant under the Plan, and shall remain a Participant hereunder until his Retirement; provided, however, that such Eligible Employee must be an Officer at or after the time he satisfies the requirements of clauses (a) and (b) of this sentence; and further provided, however, that for purposes of clause (c) of this sentence, Years of Service shall include service rendered as an assistant officer prior to July 1, 1991.
Each individual who became an Eligible Employee prior to February 1, 1988 and who has both (x) attained the age of 50, and (y) completed at least 5 Years of Service shall become a Participant under the Plan, and shall remain a Participant hereunder until his Retirement; provided, however, that in the case of an Eligible Employee described in Section 1(f)(iii), such Eligible Employee must be an Officer at or after the time he satisfies the requirements of (x) and (y) hereof.
An individual who satisfies the foregoing requirements shall continue to participate in the Plan (whether or not he remains an Officer) so long as he remains an employee of the Company or subsidiary or division thereof.
3. Supplemental Retirement Benefits
(a) 409A Supplemental Retirement Benefit
The benefit of a Participant pursuant to the terms of this 409A Document shall be referred to as the Participant’s 409A Supplemental Retirement Benefit. A Participant’s 409A Supplemental Retirement Benefit shall equal the excess, if any, of:
(i)	The Supplemental Retirement Benefit (as calculated under subsection (b), (c) or (d) below, whichever is applicable, expressed in the form of a Single Life Annuity), over

(ii)	The Grandfathered Supplemental Retirement Benefit.
(b) Normal Retirement
Upon the Retirement of a Participant on or after his Normal Retirement Date (the first day of the month coinciding with or next following his 65th birthday), he shall be entitled to receive an annual Supplemental Retirement Benefit payable in twelve (12) equal monthly installments in the form of a life annuity (except as otherwise provided in Section 3(e)) equal to the greater of:
(i)	one hundred ten percent (110%) of his Accrued Benefit; or

(ii)	50% of his total Compensation paid during the consecutive twelve-month period ending on the date of Retirement (or the last day of the immediately preceding month if Retirement shall not be on the last day of a month), or either of the two immediately preceding consecutive twelve-month periods, whichever such period yields the highest total Compensation, provided, however, that if bonuses are paid under the Company’s Incentive Compensation Plan more than once during any such twelve-month period, only the greatest such bonus shall be taken into account; or, if greater, 50% of Final Compensation;

(i) or (ii) reduced by:

(iii)	the amount of Normal Retirement Income (determined as of the first month of such payment), expressed as a life annuity, then payable to such Participant pursuant to the RIP (inclusive of the Excess Retirement Benefit Plan and the Benefit Restoration Plan) or, with respect to an individual who becomes a Participant on or after January 1, 2001, any other defined benefit pension plan, regardless of whether said plan is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, maintained by the Company or any Affiliated Company.
(c) Retirement On or After Age 60, but Before Normal Retirement Date
Upon the Retirement of a Participant on or after age 60, but before his Normal Retirement Date, he shall be entitled to receive an annual Supplemental Retirement Benefit payable in twelve (12) equal monthly installments in the form of a life annuity (except as otherwise provided in Section 3(e)) equal to the greater of:
(i)	one hundred ten percent (110%) of his Accrued Benefit; or

(ii)	50% of his total Compensation paid during the consecutive twelve-month period ending on the date of Retirement (or the last day of the immediately preceding month if Retirement shall not be on the last day of a month), or either of the two immediately preceding consecutive twelve-month periods, whichever such period yields the highest total Compensation; provided, however, that if bonuses are paid under the Company’s Incentive Compensation Plan more than once during any such twelve-month period, only the greatest such bonus shall be taken into account;

(i) or (ii) reduced by:

(iii)	the amount of Retirement Income, expressed as a life annuity, then payable to such Participant pursuant to the RIP (inclusive of the Excess Retirement Benefit Plan and the Benefit Restoration Plan) or, with respect to an individual who becomes a Participant on or after January 1, 2001, any other defined benefit pension plan, regardless of whether said plan is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, maintained by the Company or any Affiliated Company, assuming payment of such Retirement Income commenced as of the date of Retirement.

(d) Retirement On or After Age 55, but Prior to Age 60
Upon the Retirement of a Participant on or after age 55 (age 50 in the case of any Participant with respect to whom the age condition for becoming a Participant is age 50), but prior to age 60, he shall be entitled to receive an annual Supplemental Retirement Benefit payable in twelve (12) equal monthly installments in the form of a life annuity (except as otherwise provided in Section 3(e)) equal to the greater of:
(i)	that percentage of his Accrued Benefit set forth in Column A below (corresponding to his age at Retirement); or

(ii)	that percentage set forth in Column B below (corresponding to his age at Retirement), of his total Compensation paid during the consecutive twelve-month period ending on the date of Retirement (or the last day of the immediately preceding month if Retirement shall not be on the last day of a month), or either of the two immediately preceding consecutive twelve-month periods, whichever such period yields the highest total Compensation; provided, however, that if bonuses are paid under the Company’s Incentive Compensation Plan more than once during any such twelve-month period, only the greatest such bonus shall be taken into account:

Attained
Age	Column A	Column B

59	109%	49%
58	108%	48%
57	107%	47%
56	106%	46%
55	105%	45%
54	104%	44%
53	103%	43%
52	102%	42%
51	101%	41%
50	100%	40%
(i) or (ii) reduced by:

(iii)	the amount of Retirement Income, expressed as a life annuity, then payable to such Participant pursuant to the RIP (inclusive of the Excess Retirement Benefit Plan and the Benefit Restoration Plan) or, with respect to an individual who becomes a Participant on or after January 1, 2001, any other defined benefit pension plan, regardless of whether said plan is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, maintained by the Company or any Affiliated Company, assuming payment of such Retirement Income commenced as of the later of (x) the Participant’s attainment of age fifty-five (55), or (y) the date of Retirement; provided, however, that the foregoing shall not be construed to require a reduction with respect to any Supplemental Retirement Benefit paid prior to the Participant’s attainment of age fifty-five (55).

(e) Grandfathered Supplemental Retirement Benefit
A Participant’s Grandfathered Supplemental Retirement Benefit is the portion of the Participant’s Supplemental Retirement Benefit determined pursuant to the requirements of Treasury Regulation Section 1.409A-6(a)(3)(i) and expressed in the form of a Single Life Annuity commencing at the time of payment specified at Section 4, below.
(f) Retirement Prior to May 5, 1987
Notwithstanding any provision herein to the contrary, any Participant whose Retirement occurred prior to May 5, 1987, shall continue to receive a Supplemental Retirement Benefit pursuant to the terms of the Plan as in effect on the date of his Retirement.
(g) Optional Form of Payment
The forms of payment that are available under this Plan are the annuity forms of payment that are available under the RIP (provided that such annuity either was available under the Retirement Income Plan as of January 1, 2005, or is actuarially equivalent to the annuities available as of such date). If a Participant is to be paid in a form other than a Single Life Annuity, then such form shall be the actuarial equivalent of the Participant’s benefit calculated for the Participant in the form of a Single Life Annuity. For all purposes under this Plan, unless otherwise specified, actuarial equivalence shall be determined using the factors specified under the RIP.
(h) Offsets
The amount otherwise payable under the Plan, but only with respect to benefits accrued on or after January 1, 2001, shall be reduced by all or part of any amount paid or payable to or on account of any Participant under the provisions of any present or future law, pension, or benefit scheme of any sovereign government (including Workers’ Compensation), or any of its political subdivisions, on account of which contributions have been made or premiums or taxes have been paid by the Company. If such amount is payable in the form of a lump sum, the 409A Supplemental Retirement Benefit payable to or on account of a Participant shall be reduced by a monthly benefit which is the “Equivalent Actuarial Value” (as defined in the RIP) of the lump sum. However, the preceding sentences shall have no applicability to benefits payable under Title II of the Social Security Act, which are to be used to reduce the benefits otherwise provided in Article 4 of the RIP.
(i) Death Prior to Commencement
Effective December 1, 2006, if a married Participant dies prior to the date payment otherwise would commence under Section 4, the Participant’s surviving spouse shall be paid a monthly benefit for life, beginning on the first day of the month following the Participant’s date of death, equal to 50% of the 409A Supplemental Retirement Benefit that would have been paid to the Participant had he or she terminated employment with the Company on the first day of the month of his or her death and received a 409A Supplemental Retirement Benefit as provided in Section 3, in the form of a life annuity. The benefit paid to a surviving spouse under this Section 3(g) shall be in lieu of any survivor benefit that might otherwise have been paid to the surviving spouse pursuant to an election by the Participant prior to his or her death of an optional form of payment under Section 3(e).

4. Time of Payment
(a) In General
Subject to the provisions of subsection (b) below, a Participant’s 409A Supplemental Retirement Benefit shall commence on the first day of the calendar month coinciding with or next following a Participant’s Retirement.
(b) Six-Month Delay for Specified Employees
In the event the Participant is a “specified employee” on the date that a Participant’s 409A supplemental Retirement Benefit would begin, determined without regard to this subsection (a Participant’s “Regular Commencement Date”), with specified employee status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the Regular Commencement Date of, if later, by December 31, 2008, such payments shall be delayed until the date that is six months after the Regular Commencement Date with the lump sum value of all payments that are so delayed paid on the date this six months after the Regular Commencement Date (if the Participant dies after the Regular Commencement Date but before payment of all payments due, the remaining payments will be paid to the Participant’s estate as a lump sum and without regard to any six-month delay that otherwise applies to specified employees).
5. Funding
The Company shall not be required to fund 409A Supplemental Retirement Benefits hereunder. The obligations which the Company incurs hereunder may be satisfied only out of its general corporate assets, and satisfaction of such obligations shall be subject to any claims of the Company’s other creditors having priority as to the Company’s assets. Nothing contained herein, and no action taken pursuant to the provisions hereof, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company, any Participant, or any other person.
6. Nonalienability
Except as to withholding of any tax under the laws of the United States or any state or locality, no 409A Supplemental Retirement Benefit payable at any time hereunder shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such 409A Supplemental Retirement Benefit, whether currently or thereafter payable, shall be void. Except as otherwise specifically provided by law, no 409A Supplemental Retirement Benefit shall, in any manner, be liable for or subject to the debts or liabilities of any Participant or any other person entitled to such benefits.

7. Miscellaneous
(a) This Plan shall not be construed as providing any Participant with the right to be retained in the Company’s employ or to receive any benefit not specifically provided hereunder.
(b) Nothing contained herein shall exclude or in any manner modify or otherwise affect any existing or future rights of any Participant to participate in and receive the benefits of any compensation, bonus, pension, life insurance, medical and hospitalization insurance or other employee benefit plan or program to which he otherwise might be or become entitled as an officer and/or employee of the Company. Notwithstanding anything to the contrary contained herein, during the period that clause (ii) of Section 8(b) hereof is in effect, Section 8 hereof may not be amended in any manner that would adversely affect the rights of any Eligible Employee thereunder.
(c) This Plan shall not be deemed to constitute an amendment to, or a part of, the RIP. All references hereunder to the RIP shall include any amended or successor plan or plans maintained by the Company, the terms of which may be applicable at any time to a Participant’s Retirement. However, if the RIP terminates, merges with, or is superseded by a successor plan, and as a result thereof the amount of 409A Supplemental Retirement Benefit to be paid to any Participant hereunder would be reduced or calculated on a different basis, or commence at a later date or dates, such 409A Supplemental Retirement Benefit shall not be less than an amount calculated pursuant to the provisions of this Plan and in accordance with the terms of the RIP as in effect on the date on which occurs any such termination, merger or supersession.
(d) This Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to its conflicts of law principles.
(e) If the Company shall find that any Participant is unable to care for his affairs because of illness or accident, any 409A Supplemental Retirement Benefit payment due hereunder (unless a prior claim therefor shall have been made by a duly appointed guardian, committee, or other legal representative) may be paid to such Participant’s spouse, child, brother or sister, or to any person deemed by the Company to have incurred expense for such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liabilities of the Company hereunder.
(f) Notwithstanding any other provision hereof, in the event any proceedings under the Bankruptcy Act are instituted by or against the Company, or the Company makes a general assignment for the benefit of creditors, a Participant shall be entitled to prove a claim for any unpaid portion of the benefit provided hereunder and, if the claim is not discharged in full in any such proceeding, or assignment, it will survive any discharge of the Company under any such proceeding or assignment.
(g) The Company shall have the right, at any time and from time to time, to amend in whole or in part, or to terminate any of the provisions of this Plan, and such amendment or termination shall be binding upon all Participants and parties in interest; provided, however, that no such amendment or termination shall violate Code Section 409A or impair any rights which have accrued to Participants hereunder to the date of such amendment or termination (except as necessary to comply with Code Section 409A).

(h) Subject to Section 7(i),
(i)	a Participant whose employment with the Company is terminated for “cause” shall not be entitled to a 409A Supplemental Retirement Benefit under this Plan;

(ii)	if, subsequent to the Participant’s termination of employment with the Company other than for “cause,” the Company discovers the occurrence of an act or failure to act by the Participant that would have enabled the Company to terminate the Participant’s employment for “cause” had the Company known of such act or failure to act at the time of its occurrence, the Participant (and his beneficiaries) shall forfeit the right to any future 409A Supplemental Retirement Income hereunder and shall repay (including without limitation by means of offset against any amount owed to the Participant) to the Company all amounts received hereunder subsequent to the date on which occurred the act or failure to act constituting “cause”; and

(iii)	any Participant who, subsequent to his termination other than for “cause,” violates such Employee and Secrecy Agreement or such noncompetition agreement shall forfeit his (and his beneficiaries’) right to any future 409A Supplemental Retirement Income hereunder and shall repay (including without limitation by means of offset against any amount owed to the Participant) all amounts received hereunder subsequent to the date on which occurred such violation.
For the purposes of Sections 7(h) and 7(i), “cause” shall mean (A) prior to the expiration of any Employee and Secrecy Agreement or any agreement containing noncompetition provisions between the Participant and the Company, the violation of either such agreement; (B) the willful and continued failure by a Participant to substantially perform his job duties (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes the Participant has not substantially performed his duties; or (C) the willful engaging by the Participant in misconduct that is materially injurious to the Company, monetarily or otherwise. Any offset under subsection (h) above shall comply with Code Section 409A, to the extent applicable.
(i) The provisions of Section 7(h) shall not (i) apply to benefits that have accrued to a Participant as of March 24, 1999 and (ii) apply in respect of acts or omissions that give rise to “cause” which occur subsequent to a “Change in Control of the Company” (as defined in Section 8(d)).
8. Change in Control of the Company
(a) Notwithstanding any other provision of this Plan, in the event of a “Change in Control of the Company” (as defined below), (i) the 409A Supplemental Retirement Benefit of a Participant whose Retirement occurs prior to the date of the Plan’s termination and within two years after the date of such Change in Control of the Company shall not be less than his 409A Supplemental Retirement Benefit determined as of the date immediately preceding the Change in Control of the Company (in accordance with the terms of the Plan in effect as of such date); provided, however, that for purposes of computing the percentages set forth in clauses (i) and (ii) of Section 3(c) hereof, there shall be utilized such Participant’s age at the date of his

Retirement, and (ii) if this Plan shall be terminated within two years after such Change in Control of the Company, then each Participant as of the date of termination shall have a vested right to receive, upon the date provided in section 4 herein, a 409A Supplemental Retirement Benefit which is not less than his 409A Supplemental Retirement Benefit determined as of the date immediately preceding the Change in Control of the Company (in accordance with the terms of the Plan in effect as of such date); provided, however, that for purposes of computing the percentages set forth in clauses (i) and (ii) of Section 3(c) hereof, there shall be utilized such Participant’s age as of the second anniversary of the date of the Change in Control of the Company.
(b) Notwithstanding any other provision of this Plan, upon the occurrence of a Change in Control of the Company (as defined below), (i) each Eligible Employee who is employed by the Company and who has not on the date of the Change in Control of the Company become a Participant (determined without regard to this Section 8(b)) shall, effective as of the date immediately preceding the date of the Change in Control of the Company, become a Participant under the Plan and shall remain a Participant hereunder until his Retirement; provided, however, that the 409A Supplemental Retirement Benefits of any such Participant who does not become entitled to payment under clause (ii) of this Section 8(b) shall be paid in accordance with Sections 3 and 4 of the Plan, except that payment shall in no event commence prior to the Participant’s attainment of age 55 (age 50 in the case of any Participant with respect to whom the age condition for becoming a Participant is age 50); and (ii) if the Retirement of a Participant (determined with regard to this Section 8(b)) occurs during the two-year period following a Change in Control of the Company (or, in the case of Participants who have entered into employment agreements with the Company, the period ending with the expiration of such agreement), unless such Retirement is (A) because of the Participant’s death or Disability (as defined below), (B) by the Company for Cause (as defined below) or (C) by the Participant other than for Good Reason (as defined below) (such Retirement of a Participant being hereinafter referred to as a “Qualifying Termination”), then the Participant’s 409A Supplemental Retirement Benefit shall fully vest on the day of the Participant’s Qualifying Termination; notwithstanding any other provision of the Plan, if, during the two-year period following a “change in control” of the Company (as “change in control” is defined at Treasury Regulation 1.409A-3(i)(5) (hereafter, a “409A change in control”)), a Participant who is entitled to a 409A Supplemental Retirement Benefit Separates from Service, then the Company shall pay to the Participant, no later than the fifth day following the date of the Participant’s Separation from Service, a lump-sum amount equal to the present value of the Participant’s annual 409A Supplemental Retirement Benefit, under a single life annuity form of payment, determined as of the date of the Separation from Service (but subject to the six-month delay for specified employees provided for by Section 4(b)). For purposes of clause (ii) of the preceding sentence, (w) it shall be assumed that a Participant’s annual 409A Supplemental Retirement Benefit hereunder would otherwise commence at the earliest possible benefit commencement date under this Plan, (x) solely for purposes of determining Compensation, it shall be assumed that the date of Retirement for purposes of Section 3 is the date of the Change in Control of the Company if such date yields a higher total Compensation than does the date of the Qualifying Termination, (y) the present value of such annual amount shall be determined by using the mortality table prescribed by the Secretary of the Treasury under Code Section 417(e)(3)(A)(ii)(I), as in effect on the date of the Qualifying Termination, and the annual rate of interest on 30-year Treasury Securities as specified by the Commissioner of Internal Revenue for the second full month preceding the month in which the Qualifying Termination occurs, and (z) with respect to any Participant who has entered into an employment agreement with the Company, annual 409A Supplemental Retirement Benefit shall include any increment to such Benefit that is payable under the terms of such agreement.

(c) Notwithstanding any other provision of this Plan, upon the occurrence of a 409A change in control of the Company (as defined above), with respect to each then former employee of the Company who on the date of his Retirement was a Participant and who had not received a complete distribution of his 409A Supplemental Retirement Benefit on the date of the 409A change in control of the Company, the Company shall pay, no later than the fifth day following the occurrence of such 409A change in control (“409A Change of Control Date”), a lump-sum amount equal to the present value of the undistributed portion of the Participant’s 409A Supplemental Retirement Benefit, under a single life form of payment or such other form previously selected by the Participant pursuant to Section 3(e) hereof, determined as of the 409A Change of Control Date. For purposes of the preceding sentence, present value shall be determined in accordance with the provisions, to the extent applicable, of the final sentence of Section 8(b) hereof.
(d) For purposes of the Plan, a “Change in Control of the Company” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company, any “person” who on the date hereof is a director or officer of the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i) or (iii) of this Section) whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.
(e) As used herein, the term “Disability” shall mean, as a result of a Participant’s incapacity due to physical or mental illness, his absence from the full-time performance of his duties with the Company for six (6) consecutive months, and his failure to return to the full-time performance of his duties within thirty (30) days after written notice of termination is given.

(f) As used in Section 8, the term “Cause” shall mean an act or acts of dishonesty constituting a felony under the laws of the United States or any State thereof and resulting or intended to result directly or indirectly in gain or personal enrichment at the expense of the Company. Notwithstanding the foregoing, a termination for Cause shall not be deemed to have occurred unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for such purpose (after reasonable notice to the Participant and an opportunity for him, together with his counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors the Participant was guilty of conduct set forth above in this Section 8(f) and specifying the particulars thereof in detail.
(g) As used herein, the term “Good Reason” shall mean, without the express written consent of the Participant, the occurrence after a Change in Control of the Company of any of the following circumstances unless, in the case of paragraph (i), (v) or (vi), such circumstances are fully corrected prior to the date of termination specified in a notice of termination given in respect thereof:
(i)	the assignment to the Participant of any duties inconsistent with the position in the Company that he held immediately prior to the Change in Control of the Company, or a significant adverse alteration in the nature or status of his responsibilities from those in effect immediately prior to such change;

(ii)	a reduction by the Company in the Participant’s annual base salary as in effect on the date hereof or as the same may be increased from time to time;

(iii)	the relocation of the Company’s principal executive offices to a location outside the Greenwich Metropolitan Area (or, if different, the metropolitan area in which such offices are located immediately prior to the Change in Control of the Company) or the Company’s requiring the Participant to be based anywhere other than the Company’s principal executive offices except for required travel on the Company’s business to an extent substantially consistent with the Participant’s present business travel obligations;

(iv)	the failure by the Company to pay to the Participant any portion of his current compensation except pursuant to an across-the-board compensation deferral similarly affecting all officers of the Company and all officers of any person whose actions resulted in a Change in Control of the Company or any person affiliated with the Company or such person, or to pay to the Participant any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

(v)	the failure by the Company to continue in effect any compensation plan in which the Participant participates immediately prior to the Change in Control of the Company which is material to the Participant’s total compensation, including but not limited to the Company’s Retirement Income Plan for Salaried Employees, Employees’ Savings Plan, Incentive Compensation Plan, and 1982 Stock Option Plan, or any substitute plans adopted prior to the Change in Control of the Company, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Participant’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Participant’s participation relative to other participants, as existed at the time of the Change in Control of the Company; or

(vi)	the failure by the Company to continue to provide the Participant with benefits substantially similar to those enjoyed by him under any of the Company’s life insurance, medical, health and accident, or disability plans in which he was participating at the time of the Change in Control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Participant of any material fringe benefit enjoyed by him at the time of the Change in Control of the Company, or the failure by the Company to provide the Participant with the number of paid vacation days to which he is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control of the Company;
provided, however, that, in the case of a Participant who has entered into an employment agreement with the Company, “Good Reason” shall have the meaning set forth in such employment agreement.
9. Medical Benefits
Each Participant whose employment with the Company (or any subsidiary or affiliate of the Company) terminates prior to the Participant’s attainment of age 65 shall be treated as a “retired officer” for purposes of continuing medical coverage (until attainment of age 65) under the Company’s group insurance program. Notwithstanding the foregoing, no Eligible Employee who first satisfies the requirements set forth in Section 2 hereof for participation in the Plan after January 1, 2003 shall become eligible for, or otherwise entitled to, the benefits contemplated by the immediately preceding sentence.
10. Successors
The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume the Company’s obligations hereunder in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in the Plan, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of the Plan by operation of law.

11. Payment of FICA Taxes
(a) Payment of FICA and Related Income Taxes. As provided in subsections (a) through (d) below, a portion of a Participant’s Section 409A Benefit shall be paid as a single lump sum and remitted directly to the Internal Revenue Service (“IRS”) in satisfaction of the Participant’s FICA Amount and the related withholding of income tax at source on wages (imposed under Code Section 3401 or the corresponding withholding provisions of the applicable state, local or foreign tax laws as a result of the payment of the FICA Amount) and the additional withholding of income tax at source on wages that is attributable to the pyramiding of wages and taxes. Notwithstanding the prior sentence, in the event the Participant is due to be paid a bonus between (1) the date the Participant’s Total Benefit is taken into account as a FICA wages, and (2) the date that income taxes related to the lump sum payment are deposited with the IRS, the related income taxes shall be satisfied (to the extent possible) from the Participant’s bonus, and the amount of the lump sum payment provided for in the prior sentence shall be reduced accordingly. Payment of related income taxes out of such a bonus is referred to below as “Bonus Withholding.”
(b) Timing of Payment. Upon the date that the Participant’s FICA Amount and related income tax withholding are due to be deposited with the IRS, a lump sum payment equal to the Participant’s FICA Amount and any related income tax withholding, after taking into account any Bonus Withholding, shall be paid from the Participant’s Section 409A Benefit and remitted to the IRS (or other applicable tax authority) in satisfaction of such FICA Amount and income tax withholding. The classification of a Participant as a “specified employee” under Code Section 409A shall have no effect on the timing of the lump sum payment under this subsection (b).
(c) Reduction of Section 409A Benefit. To reflect the payment of a Participant’s FICA Amount and any related income tax liability, after taking into account any Bonus Withholding, as provided in subsection (a) above, the Participant’s Section 409A Benefit shall be reduced on an equal and consistent basis, effective as of the date for payment of the lump sum in accordance with subsection (b) above, with such reduction being the actuarial equivalent of the lump sum payment used to satisfy the Participant’s FICA Amount and related income tax withholding, and with actuarial equivalence determined using the applicable year-end disclosure rate and related factors for the year in which the Participant Separates from Service. It is expressly contemplated that this reduction may occur effective as of a date that is after the date payment of a Participant’s BRP Pension, SOP Pension or ERP Pension commences. The reduction of the Participant’s Section 409A Benefit shall be made according to the ordering rules of subsection (d) below.
(d) Order of Payment from the Nonqualified Plans. The reduction under subsection (c) above shall apply first to the Participant’s BRP 409A Benefit. To the extent the BRP 409A Benefit is insufficient to satisfy the reduction, the Participant’s SOP 409A Benefit shall be reduced next. To the extent the Participant’s BRP 409A Benefit and SOP 409A Benefit are insufficient to satisfy the reduction, the Participant’s ERP 409A Benefit shall be reduced next. To the extent the Participant’s total Section 409A Benefit is insufficient to satisfy the reduction, the Participant shall be responsible for paying the difference to the Company.

(e) No Effect on Commencement of Section 409A Benefit. The Participant’s Section 409A Benefit shall commence in accordance with the terms of the Nonqualified Plans. The lump sum payment to satisfy the Participant’s FICA Amount and related income tax withholding shall not affect the time of payment of the Participant’s actuarially reduced Section 409A Benefit, including not affecting any required delay in payment to a Participant who is classified as a “specified employee” under Section 409A.
(f) Notwithstanding anything else in the Plan to the contrary, the Section 409A Benefit of the Participants listed below shall initially be paid without regard to the actuarial reduction for the lump sum payment to satisfy such Participant’s FICA Amount and related income tax withholding. Effective March 1, 2007, the Participant’s remaining Section 409A Benefit payments shall be actuarially reduced as provided above at Article 7 to the extent necessary to recover the lump sum payment for the payment of such Participant’s FICA Amount and any related income tax withholding, after taking into account any Bonus Withholding. This transitional rule applies to the following Participants:

Name	Retirement Date
Robert Fitzmaurice	June 1, 2006
Valerie Held	June 1, 2006
Vincent Gierer	January 1, 2007
12. Compliance with Code section 409A
It is the intention of the Company that the Plan shall be construed in accordance with the applicable requirements of Code section 409A. In the event that the Plan shall be deemed not to comply with Code Section 409A, then neither the Company, the Board, nor its or their designees or agents shall be liable to any Participant or other persons for actions, decisions or determinations made in good faith.
13. Claims Procedure
The Board, or any committee appointed by the Board to administer the Plan (“Plan Committee”) shall have the exclusive discretionary authority to construe and interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters are final and conclusive. As a result, benefits under this Plan will be paid only if the Plan Committee decides in its discretion that the person claiming such benefits (a “claimant” ) is entitled to them. This discretionary authority is intended to be absolute, and in any case where the extent of this discretion is in question, the Plan Committee is to be accorded the maximum discretion possible. Any exercise of this discretionary authority shall be reviewed by a court, arbitrator or other tribunal under the arbitrary and capricious standard (i.e., the abuse of discretion standard). If, pursuant to the discretionary authority provided for above, an assertion of any right to a benefit by or on behalf of a claimant is wholly or partially denied, the Plan Committee, or a party designated by the Plan Committee, will provide such claimant the claims review process described in this section. The Plan Committee has the discretionary right to modify the claims process described in this section in any manner so long as the claims review process, as modified, includes the steps described below. Within a 90-day response period following the receipt of the claim by the Plan Committee, the Plan Committee will notify the claimant of:
(a) The specific reason or reasons for the denial;
(b) Specific reference to pertinent Plan provisions on which the denial is based;
(c) A description of any additional material or information necessary for the claimant to submit to perfect the claim and an explanation of why such material or information is necessary; and
(d) A description of the claims review process (including the time limits applicable to such process and a statement of the claimant’s right to bring a civil action under ERISA following a further denial on review).
If the Plan Committee determines that special circumstances require an extension of time for processing the claim, it may extend the response period from 90 to 180 days. If this occurs, the Plan Committee will notify the claimant before the end of the initial 90-day period, indicating the special circumstances requiring the extension and the date by which the Plan Committee expects to make the final decision. Further review of a claim is available upon request by the claimant to the Plan Committee made in writing or such other form as is acceptable to the Plan Committee within 60 days after the claimant receives the denial of the claim. Upon review, the Plan Committee shall provide the claimant a full and fair review of the claim, including the opportunity to submit to the Plan Committee comments, documents, records and other information relevant to the claim and the Plan Committee’s review shall take into account such comments, documents, records and information regardless of whether it was submitted or considered at the initial determination. The decision on review shall be made within 60 days after receipt of the request for review, unless circumstances warrant an extension of time not to exceed an additional 60 days. If this occurs, notice of the extension will be furnished to claimant before the end of the initial 60-day period, indicating the special circumstances requiring the extension and the date by which the Plan Committee expects to make the final decision. The final decision shall be drafted in a manner calculated to be understood by the claimant, and shall include the specific reasons for the decision with references to the specific Plan provisions on which the decision is based. Any claim referenced in this section that is reviewed by a court, arbitrator, or any other tribunal shall be reviewed solely on the basis of the record before the Plan Committee. In addition, any such review shall be conditioned on the claimant’s having fully exhausted all rights under this section. Any notice or other notification that is required to be sent to a claimant under this section may be sent pursuant to any method approved under Department of Labor Regulation section 2520.104b-1 or other applicable guidance.

14. Construction
(a) Gender and Number. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates to the contrary.
(b) Compounds of the Word “Here”: The words “hereof”, “hereunder” and other similar compounds of the word “here” shall mean and refer to the entire Plan, not to any particular provision or section.
(c) Subdivisions of the Plan Document. This Plan document is divided and subdivided using the following progression: section, subsections, and paragraphs. Sections are designated by Arabic numerals that do not contain a decimal point. Subsections are designated by lower-case letters in parentheses. Paragraphs are designated by lower-case roman numerals in parentheses. Any reference in a section to a subsection (with no accompanying section reference) shall be read as a reference to the subsection with the specified designation contained in that same section. A similar rule shall apply with respect to paragraph references within a subsection.
(d) Invalid Provisions. If any provision of this Plan is, or is hereafter declared to be void, voidable, invalid or otherwise unlawful, the remainder of the Plan shall not be affected thereby.
(e) Interpreting Subsection 7(g). In all circumstances, the provisions of Subsection 7(g) shall be interpreted in the manner that imposes the least limitation on the Company’s claimed right of amendment or termination (or both). In this regard, it is specifically intended that any ambiguities in the Plan are to be resolved in the manner that minimizes the limitation on any right to amendment or termination that is claimed directly or indirectly against one or more Participants or Beneficiaries.